Exhibit 10.08

THE FEDERAL HOME LOAN BANK

OF NEW YORK

NONQUALIFIED DEFERRED INCENTIVE COMPENSATION PLAN

Effective January 1, 2020

TABLE OF CONTENTS

ARTICLE	PAGE

I.	DEFINITIONS	2

II.	MEMBERSHIP	4

III.	ELECTION TO DEFER PAYMENT OF COMPENSATION AND PAYMENT OF DEFERRED COMPENSATION	5

IV.	SOURCE AND METHOD OF PAYMENT	9

V.	DESIGNATION OF BENEFICIARIES	10

VI.	ADMINISTRATION OF PLAN	11

VII.	AMENDMENT AND TERMINATION	13

VIII.	GENERAL PROVISIONS	14

THE FEDERAL HOME LOAN BANK OF NEW YORK

NONQUALIFIED DEFERRED INCENTIVE COMPENSATION PLAN

This Plan is adopted by the Federal Home Loan Bank of New York (the "Bank") in order to provide benefits to certain management or highly compensated employees of the Bank through the ability to defer the receipt of certain incentive compensation from the Bank. This Plan is unfunded, and all benefits payable under the Plan shall be paid solely out of the general assets of the Bank.

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Article I. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01       "Bank" means the Federal Home Loan Bank of New York and each subsidiary or affiliated company thereof which participate in the Plan.

1.02       "Board of Directors" or "Board" means the Board of Directors of the Bank.

1.03       “Business Day” means and refers to a day on which commercial banks are open for business in the State of New York.

1.04       “Committee” means the Nonqualified Plan Committee as that term is defined in the Bank’s separate Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan.

1.05       “Compensation” means and includes any amounts actually payable by the Bank to a Member under the Incentive Plan for a particular calendar year.

1.06       “Compensation Deferral Account” means and refers to the account maintained for each Member pursuant to Section 3.02.

1.07       “Compensation Deferral Election Date” means the last Business Day in the calendar year 2016 and any calendar year thereafter during which the Plan is in effect.

1.08       "Effective Date" means January 1, 2017.

1.09       “Incentive Plan” means any Board-approved annual or long-term incentive compensation plan, excluding any merit award, bonus program or any payment arising from a separation.

1.10       "IRC" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.11       "Member" means any person included in the membership of the Plan as provided in Article 2.

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1.12       “Nonqualified Deferred Compensation” shall have the same meaning as it has in IRC Section 409A and the Regulations promulgated thereunder.

1.13       “Officer” means and includes any employee of the Bank serving at the rank of Vice President or higher.

1.14       "Plan" means the Federal Home Loan Bank of New York Nonqualified Deferred Incentive Compensation Plan, as set forth herein and as amended from time to time.

1.15       “Plan Administrator” means the Director of Human Resources of the Bank or a designee(s).

1.16       "Separation from Service" has the meaning set forth in Section 1.409A-1(h) of the Regulations promulgated under IRC Section 409A.

1.17       “Unforeseeable Emergency” has the meaning set forth in Section 1.409A-3(i)(3)(i) of the Regulations promulgated under IRC Section 409A or as amended. Under current regulations, Unforeseeable Emergency means a severe financial hardship of the Member resulting from an illness or accident of the Member, the Member’s spouse, the Member’s beneficiary, or the Member’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); imminent foreclosure of or eviction from the Member’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.

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Article II. Membership

2.01       Each employee of the Bank who is an Officer (as defined above) of the Bank shall be eligible to become a Member of the Plan.

2.02       The membership of any Officer shall terminate on the later of (i) the date on which the employee shall cease to be serving as an Officer of the Bank (as defined above) and (ii) the termination of the Plan. The termination of membership in the Plan shall not, by itself, affect the rights of the Member by reason of any election made by the Member as provided in Section 3.01 prior to the termination of membership of such Member.

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Article III. Election to Defer Payment of Compensation and

Payment of Deferred Compensation

3.01       On or before the Compensation Deferral Election Date in the calendar year next preceding the calendar year 2017 and each calendar year thereafter, each Member of the Plan shall be eligible to elect to defer the payment by the Bank and receipt by such Member of up to 100% of the Compensation which otherwise would be earned and payable to such Member under the Incentive Plan in the calendar year next following the calendar year in which such Compensation Deferral Election Date occurs to such date or dates and in such form of payment as such Member shall designate and elect on a form provided by the Plan Administrator. Such election shall be deemed to have been timely made and shall be effective when such election form shall have been signed by the Member and shall have been received by the Plan Administrator or such person as shall be designated by the Plan Administrator for such purpose, provided such receipt shall occur on or before the close of business of the Bank on the last Business Day of the calendar year next preceding the calendar year in which such services are to be performed by the Member and to which such election relates. For the avoidance of doubt, a Member may make one election with respect to all payments that would otherwise be payable in the next or future years under the Incentive Plan, and such election shall be applied to all incentive monies actually paid in a year.

3.02       Compensation deferred by a Member of the Plan for any calendar year pursuant to a timely election made as provided in Section 3.01 shall be credited on the books and records of the Bank to a Compensation Deferral Account for such Member as soon as practicable following the date on which such Compensation would have been paid to such Member but for the election made by such Member pursuant to Section 3.01 to defer the payment and receipt of such Compensation.

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3.03       If a Member dies or becomes disabled (within the meaning of IRC Section 409A(a)(2)(c)) prior to receiving the balance credited to his Compensation Deferral Account, the balance in his Compensation Deferral Account at the time of the Member’s death shall be paid, in the event of his death, to his Beneficiary or, in the event of his disability, to him, in a lump sum payment as soon as reasonably practicable after his death or disability, as applicable.

3.04       The balance credited to the Compensation Deferral Account of a Member shall be paid to such Member at such date or dates or in such form as the Member shall have made a timely election in writing pursuant to Section 3.01; provided, that no part of such balance credited to the Compensation Deferral Account of a Member shall be payable earlier than the earliest of (i) the Member's Separation from Service with the Bank, (ii) the date of the Member's death, or (iii) the date the Member becomes disabled within the meaning of IRC Section 409A(a)(2)(c), and that the time or schedule of payments of the balance credited to the Compensation Deferral Account of a Member shall not be accelerated, except as provided in Section 3.05 or in Regulations promulgated pursuant to IRC Section 409A, nor shall any payment of benefits under the Plan be deferred to a date other than the date fixed for such payment in such timely election; provided, that a Member may, by a subsequent election, as defined in Section 1.409A-2(b)(1) of the Regulations promulgated pursuant to IRC Section 409A, delay the time or change the form of a payment of all or any part of the balance credited to the Member’s Compensation Deferral Account if, and only if, such subsequent election meets all of the following requirements: (i) such election shall not be made less than twelve (12) months prior to the date of the first scheduled payment of the balance credited to the Member’s thrift benefit account; (ii) such election shall not take effect until at least twelve (12) months after the date on which the election is made; (iii) the payment with respect to which such election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iv) such election shall comply with any and all other requirements of such Regulations applicable thereto.

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If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Member may change his election by filing a new election form with the Plan Administrator; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

If installment distributions are elected, the initial installment amount will be the account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments. Subsequent installments will also be a fraction of the unpaid account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five installment payments are elected, the initial installment will be one-fifth of the single sum account balance, the second will be one-fourth the remaining account balance, the third installment will be one-third the remaining account balance, and so on. The account will continue to earn a return based on the gains and losses related to the investment choices of the Member.

If the Member’s account balance upon eligibility for election disbursements is less than $10,000, then the entire amount will be paid in a single lump sum payment regardless of the Member’s payment election.

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3.05       Upon a finding that the Member has suffered an Unforeseeable Emergency, subject to compliance with IRC Section 409A the Plan Administrator may, at the request of the Member, accelerate distribution of benefits or approve reduction or cessation of current deferrals under Section 3.01 in the amount reasonably necessary to alleviate such Unforeseeable Emergency, subject to the following conditions: (i) the request to take this type of distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month; (ii) the amount distributed pursuant to this Section 3.05 with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Member's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under Section 3.01; and (iii) the amount determined by the Plan Administrator as the distribution shall be paid in a lump sum as soon as practicable after the end of the calendar month in which this special distribution election is made and approved by the Plan Administrator.

3.06       The balance credited to the Compensation Deferral Account of each Member from time to time (and each subaccount, if any, thereof) shall be determined by the Plan Administrator by taking into account gains and losses realized or incurred by such Compensation Deferral Account (or subaccount thereof) to the date of determination and payment thereof based upon the investment of such balance in such investments as such Member shall designate, from time to time, in such manner as the Plan Administrator shall direct, from among investment alternatives provided by the Plan servicer.

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Article IV. Source and Method of Payment

All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in IRC Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or the beneficiary of a Member. No Member shall have any right, title, or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan.

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Article V. Designation of Beneficiaries

5.01       Each Member of the Plan may file with the Plan Administrator a written designation of one or more persons as the beneficiary or beneficiaries of such Member who shall be entitled to receive the amount, if any, payable under the Plan to such Member following his death. A Member may, from time to time, without the consent of any prior beneficiary, revoke or change the beneficiary designation made by such Member by filing a new designation of beneficiary with the Plan Administrator. The last such written designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Member's death, and in no event shall it be effective as of a date prior to such receipt.

5.02       If no such beneficiary designation is in effect at the time of the Member's death, or if no designated beneficiary survives the Member, or if, in the opinion of the Plan Administrator, such designation conflicts with applicable law, the Member's estate shall be deemed to have been designated as his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member's death. If the Plan Administrator is in doubt as to the right of any person to receive such amount, the Bank may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Bank may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

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Article VI. Administration of Plan

6.01       The Board of Directors has delegated to the Plan Administrator, subject to those powers, if any, which the Board has reserved to itself, general authority over and responsibility for the administration and interpretation of the Plan. The Plan Administrator shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V of the Plan and the calculation of the amount of Deferred Compensation payable under the Plan, and to review claims for benefits under the Plan. The interpretations and constructions of the Plan by the Plan Administrator and his decisions or actions thereunder shall be binding and conclusive on all persons for all purposes, except to the extent of the powers, if any, which the Board has reserved to itself.

6.02       If the Plan Administrator deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel to or accountants for the Bank) and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Plan Administrator may rely upon the written opinions of such counsel, accountants, and consultants, and upon any information supplied by the Retirement Plan for purposes of Article III of the Plan, and delegate to any agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator. The Plan Administrator shall report to the Board, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which he is responsible under the Plan.

6.03       All claims for payments under the Plan shall be submitted in writing to the Plan Administrator. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or the Member’s beneficiary (the "claimant"). The claimant

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may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within thirty (30) days following such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which he deems desirable to render its decision, and the decision on review shall be made as soon as practicable after the Committee’s receipt of the request for review. Written notice of the decision shall be furnished to the claimant and reported to the Plan Administrator. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding, and conclusive on all interested persons as to all matters relating to the Plan.

6.04       All expenses incurred by the Bank, the Plan Administrator or the Committee in their administration of the Plan shall be paid by the Bank.

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Article VII. Amendment and Termination

The Board of Directors may amend, suspend, or terminate the Plan, in whole or in part, without the consent of the Plan Administrator or any Member, beneficiary, or other person, except that no amendment, suspension, or termination shall retroactively impair or otherwise adversely affect the rights of any Member, beneficiary, or other person under the Plan which shall have accrued prior to the date of such action, as determined by the Plan Administrator in his sole discretion. The Plan Administrator may take any action which the Plan Administrator may deem necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto, provided any such action does not have a material effect on the then-currently estimated cost to the Bank of maintaining the Plan.

Notwithstanding termination of this Plan, benefits under the separate Federal Home Loan Bank of New York Amended and Restated Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan shall continue to be payable in accordance with the terms of that plan.

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Article VIII. General Provisions

8.01       The Plan shall be binding upon and inure to the benefit of the Bank, and its successors and assigns, and the Members, and their successors, assigns, designees, and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members' rights under the Plan in any agreement or plan which it may enter into effect any merger, reorganization or transfer of assets and assumption of Plan obligations of the Bank, that the term "Bank" shall refer to such other organization, and that the Plan shall continue in full force and effect until terminated pursuant to Article VII.

8.02       Neither the Plan nor any action taken thereunder shall be construed as giving to any Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

8.03       The Bank shall withhold or cause to be withheld from all amounts payable under the Plan any and all federal, state, local, and other taxes required by applicable law to be withheld with respect to such payments.

8.04       No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred, or otherwise disposed of, and any attempted disposition of such right or interest shall be null and void.

8.05       If the Plan Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Plan

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Administrator is so inclined, be paid to such person's spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

8.06       To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

8.07       All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary, or other person to the Plan Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Administrator and shall be mailed by first-class mail (except in the case of elections made pursuant to Section 3.01) or delivered to such location as shall be specified by the Plan Administrator and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.08       The Plan Administrator and the Committee shall not be personally liable by reason of any instrument executed by them or on their behalf, or action taken by them, in their capacities under this Plan, nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless each Plan Administrator and each employee, officer, or director of the Bank to whom any duty, power, function, or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person's fraud or bad faith.

8.09       In the event the Bank in error makes an overpayment, the Member agrees that the Bank, with notice to the Member, may charge the account back.

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8.10       The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.11       The Plan shall be construed according to the laws of the State of New York in effect from time to time.

The Federal Home Loan Bank of New York Nonqualified Deferred Incentive Compensation Plan has been duly adopted by the Bank this 5th day of December, 2016, to be effective as of January 1, 2017.

FEDERAL HOME LOAN BANK OF NEW YORK

By:	/s/ Mildred Tse-Gonzalez
Director of HR

Attest:

/s/ Brian Finnegan
Corporate Secretary

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